Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cytori Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Cytori Therapeutics, Inc. issued on March 24, 2017, of our reports dated March 11, 2016, with respect to the consolidated balance sheet of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2015, and the accompanying schedule of valuation and qualifying accounts of Cytori Therapeutics, Inc. and subsidiaries as of and for the year ended December 31, 2015, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 11, 2016 contains an explanatory paragraph that states that the Company’s recurring losses from operations and liquidity position raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California
March 24, 2017